Exhibit 99.1

XWELL Reports Fiscal Year 2024 Results

NEW YORK, (April 15, 2025) – XWELL, Inc. (Nasdaq: XWEL) ("XWELL" or the "Company"), a pioneer in democratizing wellness, today reported results for the year ended December 31, 2024.

Recent Highlights:

•	XWELL delivered 2024 revenue growth of approximately 13% versus 2023.
•	Gross margin more than doubled, increasing from 12.2% in 2023 to 26.3% in 2024.
•	The Company reduced operating and overhead expenses in 2023 and 2024, while it continues to focus on returning to overall profitability. For the year ended December 31, 2024, the Company:
o	Reduced salaries and benefits by approximately 5% versus 2023.
o	Reduced general and administrative expenses by approximately 4% versus 2023.
o	Reduced total operating expenses by approximately 19% versus 2023, even with substantial non-recurring expenses incurred in 2024.
•	XWELL announced a three-year extension of its Traveler-based Genomic Surveillance Program in partnership with the Centers for Disease Control and Prevention, reinforcing its critical role in national biosecurity.
•	Accelerating its expansion outside of airport locations, XWELL launched a new Naples Wax Center in Estero, Florida in December 2024.
•	Strengthening its capital structure, XWELL successfully closed a $4 million private placement in January 2025, comprising of convertible preferred stock and warrants.
•	Leveraging its recent capital raise, XWELL announced plans to acquire select medical spas to expand into the high-growth wellness and beauty sector.
•	As part of its brand evolution, XWELL announced that it plans to unite all of its wellness offerings under a single, cohesive XWELL brand identity.

“We believe that XWELL’s improved 2024 financial and operational performance reflects the successful execution of our growth and productivity initiatives,” said Ezra Ernst, CEO of XWELL. “We continue to capitalize on compelling growth opportunities across our brands and remain focused on achieving sustainable expansion alongside our relentless focus on wellness and our customers.”

“We’re also grateful and proud to continue the work we developed with our partners at the CDC and Ginkgo Bioworks for another three years. An early warning system for dangerous pathogens, the Traveler-based Genomic Surveillance Program plays a crucial role in protecting national security and public health.” Mr. Ernst added, “Looking ahead, I’m excited about the opportunities ahead for XWELL. By accelerating growth both in and out of the airport, unifying our offerings under the XWELL brand, and reinforcing our role in U.S. biosecurity and exploring biosecurity opportunities outside of the United States, I believe that we’re positioning XWELL for continued growth and long-term value creation.”

Bringing A Unified Wellness Brand to the Market

Committed to capitalizing on compelling growth opportunities in the wellness market, XWELL has developed and communicated a clear vision, mission, and purpose-driven forward-looking plan.

•	Our vision is to liberate wellness, making it a mainstream category synonymous with health, balance, and self-care.
•	Our mission is to create environments that inspire confidence, self-improvement, and wellness for everyone, everywhere.
•	Our purpose is to reshape the way people think about wellness by showing how accessible and effortless it can be.

The Company’s forward-looking plan focuses on expanding and integrating offerings across its brands, with a key emphasis on unifying airport and off-airport locations under the XWELL brand. This strategic alignment will enable the development of membership and loyalty programs like Priority Pass that provide seamless access to XWELL locations, fostering deeper customer relationships and enhancing brand loyalty. Additionally, a strong customer community will support targeted marketing initiatives and cross-promotional opportunities, strengthened by advanced technology and customer relationship management capabilities from the HyperPointe unit.

At the same time, XWELL is actively broadening its retail product portfolio to feature a range of cutting-edge wellness offerings. These offerings include state-of-the-art wellness devices, nutritional supplements, and innovative wellness patches -- each designed to support holistic health and cater to the evolving needs of today’s wellness-conscious consumers.

Planned Strategic Investment in Medical Spas

In March 2025, XWELL unveiled plans to acquire select medical spas during 2025, leveraging its recent $4 million private placement to expand into the high-growth wellness and beauty sector.

This strategy aligns with XWELL’s mission to liberate wellness by creating a seamless continuum of care, extending beyond airports and into metropolitan areas where demand for advanced beauty and wellness treatments is rising.

XWELL will initially focus on select metropolitan areas with strong demand for medspa services, including Orlando, Austin, Texas, and Salt Lake City.

Operating At the Intersection of Travel, Health and Wellness

Operating at the intersection of travel, health and wellness, the Company’s brands currently include XWELL™, XpresSpa®, Treat™, Naples Wax Center®, XpresCheck® and HyperPointe™.

Travel Wellness Portfolio - XpresSpa®

XpresSpa is the leading airport retailer of wellness services and related retail offerings. As of December 31, 2024, there were 18 domestic XpresSpa locations in total, comprised of 17 Company-owned locations and one franchise. The Company also had 10 international locations operating as of December 31, 2024, including two XpresSpa locations in the Dubai International Airport in the United Arab Emirates, one XpresSpa location in the Zayad International Airport in Abu Dhabi, United Arab Emirates, three XpresSpa locations in the Schiphol Amsterdam Airport in the Netherlands and four XpresSpa locations in the Istanbul Airport in Turkey.

Out-of-Airport Wellness Portfolio - Naples Wax Center®

XWELL’s first off-airport brand, Naples Wax Center, is a group of upscale hair removal and aesthetic services boutiques. Acquired in mid-September 2023, Naples Wax Center provides core products and service including face and body waxing as well as a range of skincare and cosmetic products from its current three locations.

In December 2024, the Company announced the ongoing expansion of its out-of-airport spas with the opening of a new Naples Wax location in Estero, FL. This opening is the first in a series of strategic growth initiatives to expand the XWELL brand beyond airports. Looking ahead, in addition to its Estero location, XWELL has plans to open 6 additional locations across Florida during 2025.

New York City’s Penn Station XpresSpa®

Consistent with XWELL’s strategy to extend its footprint into transportation hubs, the Company is executing plans to open an XpresSpa location in New York City’s Penn Station in 2025. The tech-forward spa will serve commuters, neighborhood locals, and tourists with wellness-focused retail, autonomous massage, and nail care services, enabling seamless and efficient experiences for time-crunched New York City travelers.

Life Sciences & Biosurveillance -- XpresCheck® and HyperPointe™

XpresCheck in collaboration with the Centers for Disease Control and Prevention (“CDC”) and Ginkgo Bioworks, currently operates biosurveillance stations in 8 of the nation’s busiest airports.

In March of 2025, XWELL announced that the CDC extended its Traveler-based Genomic Surveillance Program for three years. The contract has a total base value of $53.7 million over three years, with a maximum ceiling value of $85.7 million within the same timeframe. This program has been supported in whole or in part by the Centers for Disease Control & Prevention under contract number 75D30125C20439.

The TGS program functions as an early detection platform for emerging pathogens. By providing multimodal data, it enhances global biosecurity and illuminates migratory disease origin, to inform medical countermeasure research and development. The program utilizes wastewater samples from inbound international aircraft and airport triturators, along with nasal swab samples from volunteers arriving in the U.S. on select international flights.

Additionally, the Company began reporting operating results for HyperPointe within its XpresCheck business. Beginning in June 2020, and following its acquisition by XWELL in January 2022, HyperPointe’s management team and suite of services and technology have been utilized to develop and deploy the technological infrastructure necessary to scale the growth of the XpresCheck business. HyperPointe’s experience in this space continues to play a critical role in the expansion of ongoing biosurveillance efforts created in partnership with Ginkgo Bioworks and the CDC.

Liquidity and Financial Condition

As of December 31, 2024, the Company had approximately $4.6 million of cash and cash equivalents (excluding restricted cash), approximately $7.3 million in marketable securities, total current assets of approximately $15.3 million, and no long-term debt.

The Company significantly reduced operating and overhead expenses in the 2023 and 2024, while it continues to focus on returning to overall profitability.

In January 2025, the Company announced the closing of its private placement offering of $4.0 million of the Company’s newly designated Series G Convertible Preferred Stock. The Company also issued to the investors in the private placement Series A warrants and Series B warrants exercisable for the Company’s common stock. The gross proceeds of the private placement were approximately $4.0 million, before deducting other offering expenses payable by the Company.

Summary 2024 Financial Results

Total Revenue

Total revenue for the fiscal year ended December 31, 2024 was $33.9 million compared to $30.1 million in the prior year.

Revenue for 2024 primarily consisted of approximately $18.3 million from XpresSpa locations, $430,000 from Treat locations and approximately $13.1 million from XpresTest, which includes XWELL’s bio-surveillance partnership and its HyperPointe business. Naples Wax Center accounted for approximately $2.1 million.

Total Cost of Sales

Total cost of sales for the fiscal year ended December 31, 2024 were approximately $25.0 million compared to approximately $26.4 million in the prior year.

General and Administrative Expenses; Salaries and Benefits

General and administrative expenses for the fiscal year ended December 31, 2024 were approximately $12.5 million compared to approximately $13.0 million in the prior year.

Salaries and benefits for the fiscal year ended December 31, 2024 were approximately $7.5 million compared to approximately $8.0 million in the prior year.

Total Operating Expenses

Total operating expenses for the fiscal year ended December 31, 2024 were approximately $25.6 million compared to approximately $31.9 million in the prior year.

Operating Loss

The operating loss for the fiscal year ended December 31, 2024 totaled approximately ($16.7) million compared to approximately ($28.2) million in the prior year.

Net Loss Attributable to XWELL

Net loss attributable to XWELL for the fiscal year ended December 31, 2024 totaled approximately ($16.9) million compared to approximately ($27.7) million in the prior year.

About XWELL, Inc.

XWELL, Inc. (Nasdaq: XWEL) is a leading global wellness holding company operating multiple brands: XWELL™, XpresSpa®, Treat™, Naples Wax Center®, XpresCheck® and HyperPointe™.

•	XpresSpa is a leading retailer of wellness services and related products.
•	Naples Wax Center is a group of upscale skin care boutiques.
•	XpresCheck, in partnership with the CDC and Ginkgo Biosecurity, conducts biosurveillance monitoring in its airport locations.
•	HyperPointe is a leading digital healthcare and data analytics relationship company serving the global healthcare industry.

For more information on XWELL’s offerings, visit www.XWELL.com.

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to XWELL as of the date of this press release, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in the Company’s Annual Report on Form 10-K, as amended, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XWELL, or other matters and attributable to XWELL or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XWELL does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Media

Heather Tidwell

MWW

htidwell@mww.com